Exhibit 3.1

CHANGE OF NAME                AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

June 26, 1989                          OF

                       Rocky Mountain Medical Corporation

      To be effective June 26, 1989, pursuant to the provisions of the Colorado Corporation Code, Rocky Mountain Medical Corporation whose name is being changed to RMED International, Inc. In these Amendments and Restatement (the "Corporation"), hereby restates its Articles of Incorporation originally filed with the Secretary of State of Colorado on December 28, 1982, and subsequently amended and restated and further amended. These Amended and Restated Articles of Incorporation contain amendments to Articles FIRST, THIRD, FOURTH, EIGHTH, and NINTH, and the addition of a new paragraph SIXTEENTH (along with certain editorial and stylistic changes, none of which Is material), which amendments were duly adapted by the shareholders of the Corporation on June 9, 1989, in the manner prescribed by the Colorado Corporation Code. These Amended and Restated Articles of Incorporation correctly set forth without changing the corresponding provisions of the Articles of Incorporation as heretofore amended and, together with such designated amendments, supercede the Articles of incorporation and all amendments thereto as in effect on the date hereof.

      This document is to have a delayed effective date of June 26, 1989.

      FIRST: The name of the Corporation is RMED International. Inc.

      SECOND: The Corporation shall have perpetual existence.

      THIRD: The purposes for which the Corporation is to transact any and all lawful business for which corporations may be Incorporated under the laws of Colorado. The Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon a corporation organized for profit under the laws of Colorado and may do everything necessary, suitable or proper for the accomplishment of any lawful corporate purpose.

      FOURTH:

            Authorized Stock.

            The aggregate number of shares of stock the Corporation Is authorized to issue is fifty-two million five hundred thousand (52,500,000) shares, consisting of two million five hundred thousand (2,500,000) shares of Preferred Stock, par value $0.10 per share, and fifty million (50,000,000) shares of Common Stock, par value $.O1 per share, and the relative rights of the shares of each class are as follows:

            1. Preferred Stock.

            The Corporation may divide and issue the Preferred Stock into series. Preferred Stock of each series when issued shall be designated to distinguish each series from the shares of all other series of Preferred Stock. The Board of Directors hereby is expressly vested with authority to divide Preferred Stock into Series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation, as amended from time to time, and the laws of the State of Colorado, in respect of the following:

                  (a) The  number of shares to  constitute  each  series and the distinctive designations thereof;

                  (b) The  rate and  preference  of any  dividends,  the time of payment of any dividends, whether dividends are cumulative, and the date from which any dividend shall accrue;

                  (c) Whether  shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

                  (d) The  amount  payable  per  share In  event of  Involuntary liquidation;

                  (e) The  amount  payable  per  share  in  event  of  voluntary liquidation;

                  (f) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

                  (g) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

                  (h) Voting rights, if any; and

                  (i) Any other  relative  rights and  preferences  of shares of such series, including without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

            2. Common Stock.

                  (a) The rights of holders of Common Stock to receive dividends or to share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the Corporation shall be subject to the preferences, limitations and relative rights of the Preferred Stock fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the Corporation providing for the issuance of one or more series of the Preferred Stock.

                  (b) The  holders of the Common  Stock shall be entitled to one vote for each Common share held by them of record at the time for determining the holders thereof entitled to vote.

      FIFTH: Cumulative voting of shares of stock is not permitted. Shareholders shall not have preemptive rights to acquire additional shares, whether Common or Preferred, of the Corporation. The Corporation may issue and sell shares of Its stock to its officers1 directors or employees without first offering such shares to its shareholders for such consideration and upon such terms and conditions as shall be approved by the Board of Directors and without approval by the shareholders of the Corporation.

      SIXTH: The Board of Directors may cause any shares issued by the Corporation to be issued subject to such lawful restrictions, qualifications, limitations or special rights as It deems fit, which restrictions, qualifications, limitations or special rights shall be created by provisions in the Bylaws of the Corporation or in the duly adopted resolutions of the Board of Directors; provided that notice of such restrictions, qualifications, limitations or special rights must appear on the certificate evidencing ownership of such shares.

      SEVENTH: Meetings of shareholders may be held at such time and place as the Bylaws shall provide. One-third of the shares entitled to vote represented in person or by proxy shall constitute a quorum at any meeting of the shareholders.

      EIGHTH: The number of directors constituting the existing Board of Directors of the Corporation is three and the names and addresses of the persons who are currently serving as directors until the next annual meeting of shareholders or until their successors are elected and shall quality are:

Name                                    Address
----------------------------------------------------------------------
Edward Reiss                            P.0. Box 10209
                                        271 Van Deren
                                        Sedona, Arizona 86336

Carlene Estacion                        P.0. Box 10209
                                        271 Van Deren
                                        Sedona, Arizona 86336

Darin D. Pratt                          P.0. Box 10209
                                        271 Van Deren
                                        Sedona, Arizona 86336

The number of directors to be elected at the annual meeting of shareholders or at a special meeting called for the election of directors shall not be less than three, nor more than nine, the exact number to be fixed by a duly adopted resolution of the Board of Directors.

      NINTH: The name and address of the registered agent and registered office in Colorado is the Corporation Company, at 1600 Broadway, Denver, Colorado 80202.

      TENTH: The officers, directors and other members of management of this Corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by the Corporation's Board of Directors as evidenced by resolutions appearing In the Corporation's records. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of this Corporation shall be disclosed promptly to this Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it, and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this Corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this Corporation shall be free to engage in such areas of interest on their own; and this doctrine shall not limit the rights of any officer, director or other member of management of this Corporation to continue a business existing prior to the time that such area of Interest is designated by this Corporation. This provision shall not be construed to release any employee of the Corporation (other than an officer, director or member of management) from any duties which he may have to the Corporation.

      ELEVENTH: The Board of Directors of the Corporation may, from time to time, distribute to the Corporation's shareholders In partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or properties, and, if at the time the laws of Colorado so permit, purchase outstanding shares with stated capital or capital surplus of the Corporation, if (a) at the time the Corporation is solvent; (b) the distribution or purchase would not render the Corporation Insolvent; (c) all cumulative dividends on all Preferred or special classes of shares entitled to preferential dividends shall have been paid fully; (d) the distribution or purchase would not reduce the remaining net assets of the Corporation below the aggregate preferential amount payable, In the event of voluntary liquidation, to the holders of shares having preferential rights to the assets of the Corporation in the event of liquidation; (e) the distribution or purchase is not made out of capital surplus arising from unrealized appreciation of assets or re-evaluation of surplus; and (f) as regards a distribution, the distribution is identified as a distribution in partial liquidation, out of stated capital or capital surplus, and the source and amount per share paid from such source is disclosed to all of the shareholders of the Corporation concurrently with the distribution thereof.

      TWELFTH: Any of the directors or officers of this Corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with this Corporation, whether as vendor, purchaser or otherwise, nor shall any firm, association or corporation of which he shall be a member, or In which he may be pecuniarily interested in any manner be disqualified. No director or officer, nor any firm, association or corporation with which he is connected as aforesaid shall be liable to account to this Corporation or its shareholders for any profit realized by him from or through any such transaction or contract, it being the express purpose and intent of this Article to permit this Corporation to buy from, sell to, or otherwise deal with partnerships, forms or corporations of which the directors and officers of this Corporation, or any one or more of them, be members, directors, or officers, or in which they or any of them have pecuniary Interests; and the contracts of this Corporation, in the absence of fraud, shall not be void or voidable or affected in any manner by reason of any such membership. The interested director or directors may be counted in determining the presence of a quorum at a meeting of the Board of Director. or a committee thereof authorizing, approving or ratifying any such contract or transaction. Further, the vote of any such interested director at a meeting of the Board of Directors or committee thereof authorizing, approving or ratifying any such contract or transaction may be counted if his relationship or interest with respect to any such contract or transaction (i) is disclosed and such transaction or contract is authorized or ratified by a majority of the directors without counting the vote or consent of such interested director, or (ii) is disclosed to the shareholders of the Corporation and authorized, approved or ratified by the shareholders by vote or written consent, or (iii) such contract or transaction is fair and reasonable to the Corporation.

      THIRTEENTH: When with respect to any action to be taken by shareholders of this Corporation, the Colorado Corporation Code requires the vote or concurrence of the holders of two-thirds of the outstanding shares entitled to vote thereon, or of any class or series thereof, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof.

      FOURTEENTH: Subject to repeal by action of the shareholders, the Board of Directors of this Corporation Is authorized to adopt, confirm, ratify, alter, amend, rescind and repeal Bylaws or any portion thereof from time to time.

      FIFTEENTH: A director of this Corporation shall not be personally liable to the Corporation or to the shareholders far monetary damages for a breach of fiduciary duty as a director unless such director has breached or failed to perform the duties of his or her office in accordance with the laws of Colorado as they exist from time to time and the breach or failure to perform constitutes negligence, willful misconduct, or recklessness. If, after approval by the shareholders of this Article, Colorado law is amended to permit the further elimination or limitation for the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Colorado law, as so amended.

      Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

      SIXTEENTH: To the maximum not prohibited by law, the Corporation shall indemnify any person who is or was a director or officer of the Corporation, or who, at the request of this Corporation, Is or was a director or officer of any other corporation in which this Corporation owns an interest, against any and all liabilities and reasonable expenses incurred by him in connection with or resulting from any claim, action, suit or proceeding, whether brought by or In the right of the Corporation or otherwise and whether civil, criminal, administrative or investigative in nature, In which he has become involved as a party or Is threatened to be made a party or otherwise, by reason of being or having been such a director or officer. The Corporation shall have the power to indemnify any other persons if the Board of Directors of the Corporation so determines, in accordance with the provisions of law, as amended and in effect from time to time.

                              (End of Restatement)

      The date upon which the above Amendments and Restatement of the Articles of Incorporation were adopted by the shareholders of the Corporation was June 9, 1989. The number of shares of Common Stock the Corporation outstanding at the time such Amendments were adopted was 33,758,209 and no shares of Preferred Stock were outstanding.

      Class of Shares                   Number of Shares
      ---------------                   ----------------

      Common Stock, no                  For 25,597,701  Against 607,201
      par value                             ----------          -------

      Preferred Stock,                  For     0       Against    0
      $.10 par value                        ----------          -------

      In connection with the adoption of these Amendments and Restatement, the shareholders of the Corporation approved a reverse Common Stock split as follows:

      Class of Shares                   Number of Shares
      ---------------                   ----------------

      Common Stock, no                  For 25,072,447  Against 1,122,955
      par value                             ----------          ---------

      Preferred Stock,                  For     0       Against     0
      $.10 par value                        ----------          ---------

Pursuant to the reverse Common Stock split, the Issued and outstanding 33,758,209 shares of no par value Common stock of the Corporation were adjusted and reclassified, such that following the reverse Common Stock split, a total of 3,375,821 shares of Common Stock, par value $.O1 per share, will be issued and outstanding. Certificates representing all issued and outstanding shares of no par value Common Stock of the Corporation will be surrendered and cancelled, and new certificates representing the 3,375,821 shares of Common Stock, par value
S.01 per share, will be issued to the existing shareholders of the Corporation in exchange therefor. All fractional shares resulting from this reclassification shall be rounded up to the nearest whole number of shares, and any adjustment required to assure that there are 3,375,821 shares outstanding following the reclassification shall be made in the number of shares held of record by Edward Reiss, who has consented to this procedure.

      These Amendments and Restatement have the following effect upon the amount of the stated capital of the Corporation:

      Stated capital shall be reduced to $33,759 and all other paid in capital shall be accounted for as additional paid in capital.

      Dated: June 9, 1989, to be effective June 26, 1989.

                                  RMED INTERNATIONAL, INC.
                                  (formerly Rocky Mountain Medical Corporation), a Colorado Corporation

S E A L.                          /s/ Edward Reiss
                                  ----------------------------------------------
Attest:                           Edward Reiss, Chairman of the Board, President
                                  and Chief Executive Officer

/s/ Carlene Estacion
--------------------------------
Carlene Estacion, Vice President
and Assistant Secretary

STATE OF ARIZONA          )
                          ) ss.
COUNTY OF COCONINO        )

      I, Charles H. Frankel a Notary Public, hereby certify that on June 9, 1989, personally appeared before me Edward Reiss and Carlene Estacion, who being by me first duly sworn, declared that they are the Chairman of the Board, President and Chief Executive Officer and the Vice President and Assistant Secretary, respectively of RMED International, Inc. (formerly Rocky Mountain Medical Corporation), that they signed the foregoing Amended and Restated Articles of Incorporation as their free and voluntary act and deed on behalf of that Corporation for the use and purposes therein stated and that the facts therein contained are true.

      IN WITNESS WHEREOF, I have hereunto set my hand and seal this 9th day of June, 1989.

                                   /s/ Charles H. Frankel
                                   ---------------------------------------------
                                   Notary Public

My commission expires:

May 24, 1990

[SEAL]

                            ARTICLES OF INCORPORATION

                                       OF

                      ROCKY MOUNTAIN MEDICAL SYSTEMS, INC.

      The undersigned natural person, being more than eighteen years of age, hereby establishes a corporation pursuant to the statutes of Colorado and adopts the following articles of incorporation:

      FIRST: The name of the corporation is Rocky Mountain Medical Systems, Inc.

      SECOND: The corporation shall have perpetual existence.

      THIRD: (a) The purpose for which the corporation is organized shall be the transaction of any and all lawful business for which corporations may be incorporated under the laws of Colorado.

      (b) The corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado and may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

      FOURTH: (a) The aggregate number of shares that the corporation shall have authority to issue is 1,000 shares of common stock, each having a par value of $.O1.

      (b) Each shareholder of record shall have one vote for each share of stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors he shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

      (c) At all meetings of shareholders, a majority of the shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum; and at any meeting at which a quorum is present the affirmative vote of a majority of the shares represented at such meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater proportion or number is required by the laws of Colorado.

      (d) No shareholder of the corporation shall have any pre-emptive or similar right to acquire or subscribe for any additional unissued or treasury shares of stock, or other securities of any class, or rights, warrants or options to purchase stock or scrip, or securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

      (e) The corporation shall have the right to impose restrictions on the sale and transfer of its shares of stock.

      FIFTH: The corporation shall have the right to indemnify any person to the fullest extent allowed by the laws of Colorado, except as limited by the bylaws of the corporation from time to time in effect.

      SIXTH: One person shall constitute the initial board of directors and the name and address of such person is:

        Richard J. Rosenbaum            6021 S. Syracuse Way,
                                        Suite 105
                                        Greenwood Village, Colorado 80111

      SEVENTH: The address of the initial registered office of the corporation is 6021 S. Syracuse Way, Suite 105, Greenwood Village, Colorado 80111. The name of its initial registered agent at such address is Richard J. Rosenbaum.

      EIGHTH: The name and address of the incorporator is:

              Thomas C. Folsom
              1700 Broadway, Suite 1800
              Denver, Colorado 80290

Dated: July 29, 1983

                                   /s/ Thomas C. Folsom
                                   ------------------------------
                                   Thomas C. Folsom, Incorporator

                                  VERIFICATION

STATE OF COLORADO             )
                              )ss.
CITY AND COUNTY OF DENVER     )

      I, Allison K. Robbins a notary public the State of Colorado, hereby certify that on the 29 day of July 1983, personally appeared before me Thomas C. Folosm, who being by me first duly sworn declared that he was the person who signed the foregoing document as incorporator and that the statements therein contained are true.

                                          /s/ Allison K. Robbins
                                         --------------------------
                                             Notary Public

                                          1700 Broadway, Suite 1800
                                          Denver, Colorado 80290

My commission expires:      My commission Expires 10-26-85
                            4603-B South Fraser Court
                            Aurora, Colorado 80015

                                STATE OF COLORADO
DEPARTMENT OF STATE               [STATE SEAL]                       CERTIFICATE

      I, NATALIE MEYER, Secretary of State of the State of Colorado hereby certify that the prerequisites for the issuance of this certificate have been fulfilled in compliance with law and are found to conform to law.

      Accordingly, the undersigned, by virtue of the authority vested in me by law, hereby issues A CERTIFICATE OF INCORPORATION TO ROCKY MOUNTAIN MEDICAL SYSTEMS, INC.

                                                        /s/ Natalie Meyer
                                                        -----------------
                                                        SECRETARY OF STATE
[STATE SEAL]

DATED: JULY 29, 1983